For the twelve month period ended 12/31/97
File number (c) 811-2619

                          SUB-ITEM 77D
          Policies With Respect to Security Investments

     At  a  meeting of the Board of Directors held
on  October  23, 1997, the Directors approved  and
authorized   a  modification  of  the   investment
policies of the Fund to permit the Fund to purchase or sell securities on a when-issued or delayed delivery basis.




































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